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Exhibit 5.1

[CADWALADER LETTERHEAD]

November 19, 2010

Cloud Peak Energy Inc.
505 S. Gillette Avenue
Gillette, Wyoming 82716

  Re:
  Registration Statement on Form S-1 (File No. 333-        )

Ladies and Gentlemen:

        We have acted as special counsel to Cloud Peak Energy Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (excluding any exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of 29,400,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), on behalf of Rio Tinto Energy America Inc. and Kennecott Management Services Company (together, the "Selling Shareholders"). The Common Stock will be issued to the Selling Shareholders pursuant to that certain Third Amended and Restated Liability Company Agreement of Cloud Peak Energy Resources LLC, dated as of November 19, 2009, by and among the Company and the Selling Shareholders (the "LLC Agreement") in exchange for common membership units of Cloud Peak Energy Resources LLC, a Delaware limited liability company and subsidiary of the Company ("CPE Resources"), held by the Selling Shareholders.

        In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, the prospectus contained therein, the respective organizational documents of the Company and its subsidiaries, resolutions adopted by the board of directors of the Company and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Indenture and we have relied upon certificates and oral or written statements and other information obtained from the Company, the Selling Shareholders and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

        We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the representation of the Company in connection with the Registration Statement.

        We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

        Based upon and subject to the foregoing, we are of the opinion that the Common Stock, to be sold from time to time by the Selling Shareholders following the effectiveness of the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable if and when (i) the Registration Statement, as amended (including any necessary post-effective amendments) shall have become and remains effective under the Securities Act and provided that no stop order shall have been issued by the Commission relating thereto, (ii) the Company shall have received a Redemption Notice (as defined in the LLC Agreement), (iii) the Company shall have elected to exercise the CPE Assumption Right (as defined in the LLC Agreement) and acquire the common membership units held by the Selling Shareholders in exchange for common stock, (iv) the Selling Shareholder(s) that submitted the Redemption Notice shall have surrendered their common membership units for redemption to CPE Resources, and (v) a certificate representing the Common Stock shall have been duly executed and delivered to CPE Resources for transfer to the Selling Shareholder(s) that delivered the Redemption Notice.

        We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

                      Very truly yours,
                      /s/ Cadwalader, Wickersham & Taft LLP

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  Exhibit 5.1